                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No. 2 )

                         Meridian Industrial Trust Inc
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of class of securities)

                                   589643105
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                                 (CUSIP number)


Check the following box if a fee is being paid with this statement / x / (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

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CUSIP No.  589643105               13G                        Page 2 of 8 Pages
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      1  NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                Morgan Stanley, Dean Witter, Discover & Co.
                                IRS # 39-314-5972

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      2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) / /

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      3  SEC USE ONLY


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      4  CITIZENSHIP OR PLACE OF ORGANIZATION
                    The state of organization is Delaware.
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                  5 SOLE VOTING POWER
  NUMBER OF                  0
   SHARES        ---------------------------------------------------------------
  BENEFICIALLY    6 SHARED VOTING POWER
  OWNED BY             647,936**
    EACH         ---------------------------------------------------------------
  REPORTING       7 SOLE DISPOSITIVE POWER
  PERSON WITH                0
                 ---------------------------------------------------------------
                  8 SHARED DISPOSITIVE POWER
                       651,736**
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      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              651,736**

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     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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     11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           4.79%
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     12  TYPE OF REPORTING PERSON*
         IA, CO
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                    * SEE INSTRUCTIONS BEFORE FILLING OUT !

                   ** AS OF 5/31/97

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CUSIP No.  589643105                    13G                   Page 3 of 8 Pages
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      1  NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                Morgan Stanley Asset Management Inc.
                IRS # 13-304-0307
--------------------------------------------------------------------------------
      2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) / /
                                                                        (b) / /

--------------------------------------------------------------------------------
      3  SEC USE ONLY


--------------------------------------------------------------------------------
      4  CITIZENSHIP OR PLACE OF ORGANIZATION
                The state of organization is Delaware.

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                5 SOLE VOTING POWER
  NUMBER OF                 0
   SHARES       ----------------------------------------------------------------
  BENEFICIALLY  6 SHARED VOTING POWER
  OWNED BY            418,636**
    EACH        ----------------------------------------------------------------
  REPORTING     7 SOLE DISPOSITIVE POWER
  PERSON WITH               0
                ----------------------------------------------------------------
                8 SHARED DISPOSITIVE POWER
                      422,436**
--------------------------------------------------------------------------------
      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              422,436**

--------------------------------------------------------------------------------
     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
     11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            3.11%

--------------------------------------------------------------------------------
     12  TYPE OF REPORTING PERSON*
         IA, CO
--------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT !

                   ** AS OF 5/31/97

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CUSIP No.  589643105                  13G                     Page 4 of 8 Pages
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Item 1 (a)                  Name of Issuer
----------                  ----------------

                            Meridian Industrial Trust Inc

Item 1 (b)                  Address of issuer's principal executive offices
----------                  ---------------------------------------------------

                            455 Market Street 17th Floor
                            San Francisco, CA 94105

Item 2 (a)                  Name of person filing
----------                  ------------------------------------

                        (a) Morgan Stanley, Dean Witter, Discover & Co.

                        (b) Morgan Stanley Asset Management Inc.

Item 2 (b)                  Principal business office
----------                  ------------------------------------

                        (a) 1585 Broadway
                            New York, New York 10036

                        (b) 1221 Avenue of the Americas
                            New York, New York 10020

Item 2 (c)                  Citizenship
----------                  ---------------------

                            Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

Item 2 (d)                  Title of class of Securities
----------                  -----------------------------------

                            Common Stock

Item 2 (e)                  Cusip No.
----------                  ------------------------

                            589643105

Item 3                  (a) Morgan Stanley, Dean Witter, Discover & Co. is (e)
----------                  an Investment Adviser registered under section 203
                            of the Investment Advisers Act of 1940.

                        (b) Morgan Stanley Asset Management Inc. is (e) an
                            Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

Item 4                      Ownership
----------                  ----------------------

                            Incorporated by reference to Items (5) - (9) and
                            (11) of the cover page.

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CUSIP No.  589643105                  13G                     Page 5 of 8 Pages
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Item 5   Ownership of 5 Percent or Less of a Class
------   -----------------------------------------

         (a) As of the date hereof, Morgan Stanley, Dean Witter, Discover Co.
             has ceased to be the beneficial owner of more than five percent of the class of securities.

         (b) As of the date hereof, Morgan Stanley Asset Management Inc. has ceased to be the beneficial owner of five percent of the class of securities.

Item 6   Ownership of More than 5 Percent on Behalf of Another Person
------   ------------------------------------------------------------

         Accounts managed on a discretionary basis by Morgan Stanley Asset
         Management Inc., a wholly owned subsidiary of Morgan Stanley, Dean
         Witter, Discover & Co., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.


Item 7   Identification and Classification of the Subsidiary Which Acquired the
------   ----------------------------------------------------------------------
         Security Being Reported on By the Parent Holding Company
         --------------------------------------------------------

         Inapplicable

Item 8   Identification and Classification of Members of the Group
------   ---------------------------------------------------------

         Inapplicable

Item 9   Notice of Dissolution of Group
------   ------------------------------

         Inapplicable

Item 10  Certification
-------  -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

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CUSIP No.  589643105                      13G                 Page 6 of 8 Pages
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               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date :         June 19, 1997

Signature :    /s/ Donald P. Ryan
               -------------------------------------------

Name / Title : Donald P. Ryan/Vice President
               -------------------------------------------
               MORGAN STANLEY ASSET MANAGEMENT INC.

Date :         June 19, 1997

Signature :    /s/ Bruce Bromberg
               -------------------------------------------

Name / Title : Bruce Bromberg/Morgan Stanley & Co. Incorporated
               -----------------------------------------------------------
               MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.



                  INDEX TO EXHIBITS                                        PAGE
                  -----------------                                        ----

EXHIBIT 1      Agreement to Make a Joint Filing                            7
-----------


EXHIBIT 2      Secretary's Certificate Authorizing Bruce Bromberg          8
-----------    to Sign on behalf of Morgan Stanley, Dean Witter,
               Discover & Co.
